5587424

COMPANIES ACT 1985

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

CULLUM CAPITAL VENTURES LIMITED

adopted by a special resolution of the Company on
11 February 2011

DLA Piper UK LLP
3 Noble Street
London EC2V 7EE

Tel +44 (0) 8700 111 111
Fax +44 (0) 20 7796 6666

Ref: NTFS/NTFS/49709/120079/UKM/35598706 2

CONTENTS

Company No. 05587424

COMPANIES ACT 1985

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

CULLUM CAPITAL VENTURES LIMITED

(adopted by special resolution of the Company passed
11 February 2011)

1. PRELIMINARY

These Articles together with the regulations contained in Table A in the Schedule to the Companies (Tables A to F) Regulations 1985 (as amended) (**"Table A"**) shall apply to the Company save insofar as such regulations are excluded or varied hereby The first sentence of regulation 24 and regulations 73 to 77 (inclusive), 80, 82, 87 and 118 of Table A shall not apply to the Company

2. DEFINITIONS AND INTERPRETATION

2 1 In these Articles the following words and expressions shall (except where the context otherwise requires) have the following meanings.

the Act	the Companies Act 1985 (as amended) and every other statutory modification or re-enactment thereof for the time being in force,
Acquisition Price	has the meaning set out in Article 10 4 1,
Allocation Notice	has the meaning set out in Article 9 6,
Auditors	the auditors from time to time of the Company,
Bad Leaver	has the meaning set out in Article 10 4 2;
Beneficial Owner	the beneficial owner of any Shares from time to time;

Board	all the Directors of the Company from time to time;
Business Day	a day other than a Saturday or Sunday upon which banks are open for business in London,
Cessation Date	has the meaning set out in Article 10 1,
Compulsory Vendors	has the meaning set out in Article 10 1,
Connected Person	has the meaning set out in Article 11 3 1,
Declined Shares	has the meaning set out in Article 6 1 2,
Deemed Notice Date	has the meaning set out in Article 10 2;
Deferred Share	means a deferred share of £1 each in the capital of the Company
Directors	the directors from time to time of the Company,
EBIT	means (in respect of the Relevant Period) the consolidated profits before tax of the Company before deduction of interest and taxation but after the deduction of any extraordinary or exceptional items;
EBITA	means (in respect of the Relevant Period) EBIT after adding back any amortisation of goodwill (to the extent deducted in calculating EBIT) and transaction costs,
Employee Benefit Trust	any trust which may be established from time to time for the benefit of employees (which may include past employees of the Company and/or any other member of the Group),
Equity Shares	the Ordinary Shares and any shares derived therefrom whether by conversion, consolidation or sub-division or by way of rights or bonus issue or otherwise for the time being in issue,

Equity Shareholder	mean a registered holder of any Equity Shares,
Extra Shares	has the meaning set out in Article 9 4 2
Fair Price	has the meaning set out in Article 10 4 3,
Family Trust	a trust (whether arising under a settlement inter vivos or a testamentary disposition by whomsoever made or an intestacy) under which the only persons being (or capable of being) beneficiaries are the individual Beneficial Owner and/or his Privileged Relations and no power of control over the voting powers conferred by such Shares is for the time being exercisable by or subject to the consent of any person other than the trustees as trustees or the individual Beneficial Owner or his Privileged Relations,
Final Loan Note Default Date	has the meaning set out in Article 10 6,
Good Leaver	has the meaning set out in Article 10 4 4,
Group	the Company and its subsidiary undertakings from time to time and references to a "member of the Group" or a "Group member" shall be construed accordingly,
Group Undertaking	has the meaning set out in Article 8 1 1,
Listing	shall mean any of: (a) the admission of all or any of the issued Equity Shares to trading on a market for listed securities operated by the Stock Exchange, together with the admission of such Equity Shares to the Official List of the UK Listing Authority, or

	(b) the admission of such Equity Shares to the Alternative Investment Market of the Stock Exchange, or
	(c) the admission of such Equity Shares to any other market wherever situated, together, if necessary, with the admission of such Equity Shares to listing on such official or otherwise prescribed list maintained by a competent or otherwise prescribed listing authority, as may in the circumstances be appropriate,
	and "listed" shall be construed accordingly,
Loan Notes	the £10,275,740 unsecured loan notes 2016 of the Company constituted by a deed entered into on or around the date of adoption of these Articles,
Loan Note Subscription Default	a failure by any Shareholder to comply with a request issued by the Board to subscribe for further Loan Notes in each case in accordance with the provisions of clause 4 1 and 4 2 of the Shareholders Agreement;
Minimum Period	means the period ending 60 months from the date of adoption of these Articles,
Offer	has the meaning set out in Article 9 3,
Ordinary Shares	means an ordinary share of £1 in the capital of the Company,
Ordinary Shareholder	means a registered holder of Ordinary Shares
Other Leaver	has the meaning set out in Article 10 4 5,
Original Member	has the meaning set out in Article 8 3,
Original Undertaking	has the meaning set out in Article 8 1 1,

PRs	the legal personal representative(s) of a deceased Shareholder,
Price	has the meaning set out in Article 9 1;
Privileged Relation	the parent or spouse of the Beneficial Owner or any lineal descendant of that person or any person who is or has been married to any such lineal descendant or any stepchild or adopted child of the Beneficial Owner or of any such lineal descendant,
Proportionate Entitlement	has the meaning set out in Article 9 4 2
Proposing Transferor	has the meaning set out in Article 8 3,
Qualifying Offer	has the meaning set out in Article 11 1,
Realisation	means the first to occur of a Share Sale or a Listing,
Relevant Individual	has the meaning set out in Article 10 1,
Relevant Period	means the 12 month period ending on the last day of the last complete calendar month prior to [the date of] completion of a Realisation,
Retiring Shareholder	has the meaning set out in Article 9 1,
Sale Notice	has the meaning set out in Article 9 1,
Shareholder	a registered holder of any Equity Shares,
Shareholders Agreement	means the shareholders agreement dated on or around the date of adoption of these Articles and made between the Company (1) PG Cullum and Others (2);
Shares	any shares in the capital of the Company from time to time of any class;
Share Sale	the completion of any transaction whereby any person or group of persons acting in concert (as

	defined by the City Code on Takeovers and Mergers) purchases not less than 90 per cent in nominal value of the Equity Shares,
Shortfall Period	means the period (if any) by which a Realisation occurs prior to the end of the Minimum Period,
Specified Price	has the meaning set out in Article 11 3 2,
Stock Exchange	the London Stock Exchange plc
Total Transfer Condition	has the meaning set out in Article 9 1,
Towergate Group	means Towergate Partnership Limited (No 3405221) and its subsidiary companies from time to time and references to a "Towergate Group member" or "member of the Towergate Group" shall be construed accordingly,
Transferee Undertaking	has the meaning set out in Article 8 1 1,
Trustee in Bankruptcy	the trustee in bankruptcy of a Shareholder,
UK Listing Authority	means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part IV of FSMA including, where the context so permits, any committee, employee, officer or servant to whom any function of the UK Listing Authority may for the time being be delegated, and
Valuer	has the meaning set out in Article 10 4 6

2 2 Words incorporating the masculine gender only include the feminine and neuter genders and words incorporating the singular number only include the plural and vice versa.

2 3 Clause headings are for ease of reference only and do not affect the construction or interpretation of these Articles

2 4 References to persons shall include bodies corporate, unincorporated associations and partnerships

2 5 Words and expressions defined in or for the purposes of the Act or Table A shall have the same meanings in these Articles unless the context otherwise requires

2 6 Without prejudice to the provisions of section 738 of the Act, the expressions **"paid up"** or **"paid up value"** as used in relation to any part of the share capital of the Company shall mean the total nominal amount paid up, or credited as paid up, on the relevant shares, excluding any premium paid up or credited as paid up thereon

3. SHARE CAPITAL

The authorised share capital of the Company at the date of adoption of these Articles is £1,147,500 divided into 1,147,500 Ordinary Shares

4. SHARE RIGHTS

The rights and restrictions attaching to the Shares shall be as follows

4 1 **As regards income**

4 1.1 The Company shall pay to the Ordinary Shareholders out of the profits available for distribution a non-cumulative dividend of such amount as the Company shall determine (but not exceeding the amount recommended by the Directors) on the capital from time to time paid up or credited as paid up on each Ordinary Share

4 1 2 Any dividend payable under these Articles shall belong to and be paid to the Ordinary Shareholders in proportion to their holdings of Ordinary Shares

4 1.3 The holders of Deferred Shares shall not be entitled to receive any dividends or participate in any profits of the Company

4 2 **As regards capital**

On a return of assets whether in a winding-up or reduction of capital or otherwise (except in the case of the redemption of shares of any class or the purchase by the Company of its own shares), the assets and retained profits of the Company available

for distribution among the members of the Company after payment of all liabilities (including the redemption in full of the Loan Notes) shall be applied as follows·

4 2 1 first in paying to the Ordinary Shareholders the amounts credited as paid up on the Ordinary Shares held by them,

4 2 2 second in paying to the Ordinary Shareholders the sum of one hundred thousand pounds per Share,

4 2 3 thirdly in paying to the holders of the Deferred Shares the amounts credited as paid up on such Shares, and

4 2 4 finally in distributing the balance of such assets and retained profits amongst the Ordinary Shareholders in proportion to the amounts paid up or credited as paid up on the Ordinary Shares held by them.

4 3 **As regards voting**

4 3 1 The holders of the Deferred Shares shall not have the right to receive notice of and/or to attend and vote at any general meetings of the Company.

4 3 2 Save as otherwise provided in these Articles, regulation 54 of Table A shall apply to the voting rights of the members of the Company

5. MODIFICATION OF RIGHTS

5.1 Subject to the Act, all or any of the special rights for the time being attached to any class of Shares for the time being in issue may, from time to time (whether or not the Company is being wound up), be altered or abrogated with the written consent of the holders of not less than three-quarters of the issued Shares of that class or with the sanction of an extraordinary resolution passed at a separate general meeting of the holders of such Shares

5 2 To any such separate general meeting all the provisions of these Articles as to general meetings of the Company shall mutatis mutandis apply except that:

5 2 1 the necessary quorum shall be two or more persons holding or representing by proxy not less than one-third of the issued Shares of the class (provided that where all the Shares of a class are registered in the name of one holder that holder present in person or by proxy may constitute a meeting);

5 2 2 every holder of Shares of the class shall be entitled on a poll to one vote for every such Share held by him,

5 2 3 any holder of Shares of the class present in person or by proxy may demand a poll, and

5 2 4 at any adjourned meeting of such holders one holder present in person or by proxy (whatever the number of Shares held by him) shall be a quorum

6. ISSUE OF NEW SHARES

6 1 Subject to Article 4

6 1 1 any Shares for the time being unissued and any new Shares from time to time created shall before they are issued be offered by the Directors for subscription to the holders of the Equity Shares in proportion (as nearly as may be) to the nominal amount of their existing holdings of Equity Shares The offer shall be made by notice specifying the number and class of Shares offered and the price per share and limiting a time (not being less than 10 Business Days) within which the offer if not accepted will be deemed to be declined,

6 1 2 after the expiration of such time, or on the receipt of an indication from the person(s) to whom the offer is made that he/they decline(s) to accept the Shares offered or any of them, the Directors shall offer the Shares declined (**"Declined Shares"**) in like manner (save that the minimum period for acceptance may be five Business Days) to the other holders of Equity Shares who have agreed to subscribe for all the Shares initially offered to them inviting such holders to apply for such number of the Declined Shares as they may specify in their application;

6 1 3 after the expiry of the relevant offer period prescribed by Article 6 1 2, the Board will within five Business Days allocate the Declined Shares as follows

6 1 3 1 if the total number of Declined Shares applied for is equal to or less than the available number of Declined Shares, each offeree will be allocated the number applied for in accordance with his application, or

6 1 3 2 if the total number of Declined Shares applied for is greater than the available number of Declined Shares, applications will be satisfied pro rata by reference to the proportion that the number of Equity Shares held by each such applicant for Declined Shares bears to the total number of Equity Shares held by all such applicants;

6 1 4 allocations of Declined Shares made by the Company pursuant to Article 6 1 3 will constitute the acceptance by the persons to whom they are allocated of the offer to purchase those Declined Shares on the terms offered to them, provided that no person will be obliged to take more than the maximum number of Declined Shares which he has indicated to the Company he is willing to purchase

6 2 In the event that all or any of the Shares to which Article 6 1 applies are not subscribed for in accordance with the provisions of such Article 6 1 the Directors may offer such Shares to a third party of whom they approve and subject to these Articles and the provisions of section 80 of the Act such Shares shall be at the disposal of the Directors who may allot, grant options over or otherwise dispose of them to such persons at such times and generally on such terms and conditions as they think proper, provided that

6 2 1 no Shares shall be issued at a discount,

6 2 2 no Shares to which Article 6 1 applies shall be issued more than three months after the expiry of the period for acceptance of the last offer of such Shares made under Article 6 1 unless the procedure set out in Article 6 1 is repeated in respect of such Shares, and

6 2 3 no Shares shall be issued at a price less than that at which they were offered to the members of the Company in accordance with Article 6 1 1 and so that (if the Directors are proposing to issue such Shares wholly or partly for non-cash consideration) the cash value of such consideration for the purposes of this sub-paragraph shall be as reasonably determined by the Auditors whose determination shall be final and binding on the Company and each of its members

6 3 The provisions of Articles 6 1 and 6 2 shall mutatis mutandis apply to all equity securities (as defined in section 94(2) of the Act) of the Company from time to time created

6 4 The provisions of sections 89(1) and 90(1) to (6) of the Act shall not apply to the Company

7. TRANSFERS OF SHARES - GENERAL

7 1 The Directors may in their reasonable discretion decline to register the transfer of any Shares (including the transfer of any Shares otherwise permitted under Article 8) to any person who in the opinion of the Directors is carrying on business directly or indirectly in competition with the Company or any member of the Group, save that this restriction will not apply to

7 1 1 any transfers pursuant to a Qualifying Offer in accordance with Article 11 1 1, or

7 1 2 any transfers pursuant to Article 11 5

7 2 Without prejudice to the provisions of Regulation 24 of Table A (as modified hereby) and subject to Article 7 1, the Directors shall not register any transfer of Shares

7 2 1 to any person who does not have legal capacity to transfer Shares, or

7 2 2 which is otherwise not a transfer permitted by, in accordance with, or required by the provisions of these Articles, and

in either case

7 2 3 unless the proposed transferee has entered into a deed of adherence to, and in the form required by the Shareholders Agreement

7 3 For the purposes of ensuring that a transfer of Shares is duly authorised under the provisions of these Articles or that no circumstances have arisen whereby a Shareholder may be bound or be required to give or is deemed to have given a Sale Notice (as defined in Article 9 1) or for the purpose of ascertaining when a Sale Notice should have been or is deemed to have been given hereunder the Directors may from time to time require any member or the PRs of any deceased member or the trustee in bankruptcy of any member or the receiver, administrative receiver,

administrator or liquidator of any corporate member or any person named as transferee in any transfer lodged for registration to furnish to the Company such information and evidence as the Directors may think fit regarding any matter which they may deem relevant to such purpose Failing such information or evidence being furnished to the reasonable satisfaction of the Directors within 5 Business Days after request the Directors shall be entitled to refuse to register the transfer in question or (in case no transfer is in question) may resolve to require by notice in writing that a Sale Notice be given in respect of the Shares concerned If such information or evidence discloses to the satisfaction of the Directors that circumstances have arisen whereby a Shareholder may be bound or required to give or be deemed to have given a Sale Notice, the Directors may resolve by notice in writing to require that a Sale Notice be given in respect of the Shares concerned A resolution of the Directors hereunder shall be binding upon the Shareholders concerned who shall be bound to give a Sale Notice in respect of the Shares concerned forthwith upon receipt of the said notice from the Directors

7.4 In any case where the Directors have duly required a Sale Notice (as defined in Article 9 1) to be given in respect of any Shares and such Sale Notice is not duly given within a period of one week such Sale Notice shall be deemed to have been given at the expiry of the said period and the provisions of these Articles relating to Sale Notices shall take effect accordingly

7 5 A Sale Notice given or deemed to be given pursuant to this Article or Article 8 or 10 shall not be capable of revocation nor may it specify that unless all relevant Shares are sold by the Company pursuant to the Sale Notice, none shall be so sold. Subject as provided to the contrary in this Article or Article 8 and/or 10, the provisions of Article 9 shall apply to any Sale Notice given or deemed to be given under or pursuant to this Article or Article 8 or 10

7 6 In any case where a Shareholder (or his personal representatives) has (or have) been required to give or has been deemed to have given a Sale Notice pursuant to the provisions of this Article or Article 8 or 10 and subsequently becomes the holder of (or is deemed pursuant to Article 10 to be the holder of) further Shares by virtue of the holding of any Shares comprised in such Sale Notice (whether by way of rights or bonus issue, conversion, transfer or otherwise howsoever) a majority of the Directors may at any time thereafter determine in their absolute discretion that he (or his personal representatives) as appropriate shall be deemed to have served a Sale Notice

pursuant to this Article or Article 8 or 10 (as appropriate) in respect of such further Shares

8. PERMITTED TRANSFERS OF SHARES

8.1 Group transfers

8 1 1 Any Shares held by an undertaking (**"Original Undertaking"**) may be transferred to any other undertaking (**"Transferee Undertaking"**) provided always that each and any such Transferee Undertaking is a subsidiary or holding company (or a subsidiary of such holding company) of that Original Undertaking (**"Group Undertaking"**)

8.1 2 In the event that any Transferee Undertaking ceases to be a Group Undertaking in relation to the Original Undertaking then such Transferee Undertaking shall forthwith transfer any Shares held by it to the Original Undertaking or to an undertaking which in relation to the Original Undertaking is a Group Undertaking

8 1 3 In the event of any default of Articles 8 1 1 and 8 1 2 above the Original Undertaking or (as the case may be) the Transferee Undertaking shall be deemed to have served a Sale Notice (as defined in Article 9 1) in respect of all such Shares provided always that the price shall be the issue price (including any premium)

8.2 Nominees

8 2 1 Any Shares may be transferred by their Beneficial Owner to a person shown to the reasonable satisfaction of the Directors to be a nominee for the Beneficial Owner only

8 2 2 Where any Shares have been transferred to a nominee pursuant to Article 8 2 1 any such nominee may transfer any Shares so transferred to the Beneficial Owner or to another person shown to the reasonable satisfaction of the Directors to be a nominee for the Beneficial Owner only

8 2 3 Where a person to whom any Shares have been transferred as a nominee pursuant to this Article 8 2 ceases to hold such Shares as nominee for the Beneficial Owner only he shall forthwith transfer such Shares to the

Beneficial Owner or to another person shown to the reasonable satisfaction of the Directors to be a nominee for the Beneficial Owner only and in default thereof he shall be deemed to have given a Sale Notice (as defined in Article 9 1) in respect thereof provided that the price shall be the issue price (including any premium)

8.3 To Privileged Relations and trustees

8 3 1 Any Shares may be transferred by a Beneficial Owner who is an individual

8 3 1 1 to a Privileged Relation of such Beneficial Owner,

8 3 1 2 to trustees to be held upon Family Trusts

8 3 2 Where any Shares have been transferred to Privileged Relations or trustees pursuant to Article 8 3 1 the Privileged Relation or the trustees (as the case may be) may transfer any such Shares to a person or persons shown to the reasonable satisfaction of the Directors to be

8 3 2 1 the trustees for the time being (on a change of trustee) of the family trusts in question, and/or

8.3 2 2 the Beneficial Owner or any Privileged Relation of the Beneficial Owner

In any case where a member proposing to transfer Shares under this Article 8 3 (**"Proposing Transferor"**) holds those Shares as a result of an earlier transfer authorised under this Article 8 3 from another member (**"Original Member"**) the Proposing Transferor may only transfer those Shares to a person to whom the Original Member could have transferred such Shares under this Article 8 3

8 4 Where Shares are held by trustees of a Family Trust and any such Shares cease to be held upon Family Trusts (otherwise than in consequence of a transfer authorised under Article 8 3 2) the trustees shall forthwith transfer such Shares to a transferee permitted under Article 8 3 2 and in default thereof the trustees shall be deemed to have given a Sale Notice (as defined in Article 9 1) in respect of the Shares in question provided that the price shall be the issue price (including any premium)

8.5 Shareholder consent

Any Equity Shares and/or any interest therein may be transferred at any time to any person with the written consent of the holders of not less than 85 per cent in nominal value of the issued Equity Shares for the time being

8.6 Employee Benefit Trust

Subject to the provisions of Article 7 1 hereof and regulation 24 of Table A (as modified hereby), any Shares may be transferred free of restriction by the trustees of any Employee Benefit Trust to any beneficiary thereof or to any replacement trustees.

8.7 Tag along/drag along

The restrictions on transfer contained in these Articles shall not apply to any transfer made pursuant to a Qualifying Offer in accordance with Article 11 1 1 or to any transfer in accordance with the provisions of Article 11 5

8.8 Deferred Shares

Subject to the provisions of Article 7 1 hereof and regulation 24 of Table A (as modified hereby), any Deferred Shares may be transferred free of restriction to any person being a holder (or prospective holder) of any Equity Shares

9. PRE-EMPTION RIGHTS ON TRANSFER

9 1 Subject to Articles 7 and 8 and 9 10, any member wishing to transfer all or any Shares held by him (**"Retiring Shareholder"**) shall first give a notice (**"Sale Notice"**) in writing to the Company specifying (except as otherwise provided in Articles 8 or 10)

9 1.1 the number and class of the Shares he wishes to transfer (**"Sale Shares"**),

9 1 2 the name of the third party (if any) to whom he proposes to transfer the Sale Shares, and

9 1 3 the price per Share at which the Retiring Shareholder wishes to transfer the Sale Shares

The Sale Notice shall constitute the Company as the agent of the Retiring Shareholder for the sale of the Sale Shares at the price stated therein (**"Price"**) A Sale Notice (other than a deemed Sale Notice) may require that unless all the Shares comprised in it are sold, none shall be sold (**"Total Transfer Condition"**). A Sale Notice once given pursuant to this Article 9 1 may not be varied or cancelled without the consent of the Board

9 2 The following provisions of this Article 9.2 will apply where a Sale Notice is given or is deemed to be given in respect of any Equity Shares

9 2 1 within 10 Business Days

9 2 1.1 in the case of a Sale Notice given under Article 9 1, of the receipt by the Company of that Sale Notice, and

9 2 1 2 in the case of a deemed Sale Notice, of the determination of the Price,

the Board may direct the Company (in its capacity as agent for the Retiring Shareholder) immediately to offer at the Price such number of Sale Shares as it may determine to such of the following categories of persons and in such numbers as in each case the Board may specify

9 2 1 3 the trustees of any Employee Benefit Trust,

9 2 1 4 the Company pursuant to the provisions of part V of the Act, and/or

9 2 1 5 if the Retiring Shareholder is a director or employee or consultant of any member of the Group, and is not continuing as such, to any proposed replacement director or employee or consultant,

9 2 2 if any offeree of the Sale Shares pursuant to this Article 9 2 applies for any of them within 10 Business Days after the date of the offer, the Company will, subject to compliance by the relevant offeree with the terms of the offer, allocate to such offeree the number of Sale Shares applied for by the 15th Business Day after the date of the offer

9 2 3 If all of the Sale Shares are so allocated, the provisions of Articles 9 3 to 9.8 will not apply If none or some only of the Sale Shares are so allocated, the

provisions of Articles 9 3 to 9 8 will have effect as if reference to Sale Shares was to those Sale Shares not allocated in accordance with this Article 9 2 3

9 3

9 3 1 Subject to Article 9 2, within 10 Business Days of (a) in the case of a Sale Notice given under Article 9 1, the receipt by the Company of a Sale Notice or (b) in the case of a deemed Sale Notice, the Price being agreed, the Company shall (as agent for the Retiring Shareholder), by notice in writing, offer the Sale Shares for sale at the Price to all persons holding Equity Shares (other than the Retiring Shareholder and any other holder of Shares who has served or is deemed to have served a Sale Notice in respect of any part of his holding of Shares pursuant to which the sale of such Shares has not then been concluded) entitled to first refusal thereof in accordance with Articles 9 4 and 9 5 (**"Offer"**)

9 3 2 The Offer shall specify that the persons to whom the shares are offered will have a period of 15 Business Days from the date of such notice within which to apply for some or all of the Sale Shares.

9.4 Pre-emption procedure

9 4 1 In accordance with Article 9 3, it will be a term of any Offer made pursuant to Article 9 3 that the Sale Shares will be treated as offered to all persons holding Equity Shares of whatever class (pari passu as if the same constituted one class of Share)

9 4 2 It will be a further term of the Offer that, if there is competition within any class of Shareholder for the Sale Shares offered to that class, such Sale Shares will be treated as offered among the holders of such class to whom the relevant offer has been made in proportion (as nearly as possible) to their existing holdings of Shares of that class (**"Proportionate Entitlement"**) However, the offer will also invite the offerees to indicate in their application for Sale Shares whether they would be willing to buy Shares in excess of their Proportionate Entitlement should any such Shares be available and, if so, how many (**"Extra Shares"**)

9.5 Allocation of Shares

9 5 1 After the expiry of the relevant offer period specified in Article 9 3, the Board will within five Business Days allocate the Sale Shares (or the balance of the Sale Shares (as the case may be)) as follows:

9 5 1 1 if the total number of Sale Shares applied for pursuant to the relevant offer (including Extra Shares) is equal to or less than the available number of Sale Shares, each offeree will be allocated the number applied for in accordance with his application (subject to Article 9 8), or

9 5 1 2 if the total number of Sale Shares applied for pursuant to the relevant Offer is greater than the available number of Sale Shares, each offeree will be allocated his Proportionate Entitlement, or, if less, the number of Sale Shares which he has applied for, and

9 5 1 3 applications for Extra Shares will be allocated in accordance with such applications or, in the event of competition within any class of Shareholder, among the Equity Shareholders applying for Extra Shares in such proportions as equal (as nearly as possible) the proportions of all the Equity Shares held by such offerees.

9 5 2 Allocations of Sale Shares made by the Company pursuant to this Article 9 5 will constitute the acceptance by the persons to whom they are allocated of the offer to purchase those Sale Shares on the terms offered to them, provided that no person will be obliged to take more than the maximum number of Sale Shares which he has indicated to the Company he is willing to purchase

9.6 The Company shall, immediately upon allocating the Sale Shares give notice (**"Allocation Notice"**) thereof to the Retiring Shareholder and each person to whom Sale Shares have been allocated The Retiring Shareholder shall then become bound to sell and transfer the Sale Shares to the respective purchasers, free from all liens, charges, encumbrances and third party rights, and together with all rights attaching thereto at the date of sale

9 6 1 The Allocation Notice shall state the name and address of each of the purchasers and the number of Shares to be purchased by him and the

aggregate price payable and (subject to Article 9 7) shall designate a place and a time (being not less than three nor more than 10 Business Days following the date of the notice) for completion of the sale of the Shares comprised in such notice,

9 6.2 subject to Article 9 7, completion of the sale and purchase of the Sale Shares will take place at the place and time specified in the Allocation Notice when the Retiring Shareholder will, upon payment of the due price, deliver executed stock transfer form(s) in respect of those Sale Shares specified in the Allocation Notice, and deliver the relevant share certificates to the person(s) to whom they have been allocated, and

9 6 3 if a Sale Notice validly states that the Retiring Shareholder is not willing to sell part only of his Shares, (such that a Total Transfer Condition applies), no transfer of any of the Sale Shares shall take effect unless the Company shall have found purchasers for all such Shares Any offer made by the Company in respect of Shares comprised in such a Sale Notice shall state as a condition of the offer that it is not capable of being accepted unless acceptances are received in respect of all the Shares comprised in the relevant Sale Notice

9 7 If the Sale Notice included a Total Transfer Condition and the total number of Shares applied for is less than the number of Sale Shares

9 7 1 the Allocation Notice will refer to such Total Transfer Condition and will contain a further offer, open for 15 Business Days, to those persons to whom Sale Shares have been allocated to apply for further Sale Shares, and

9 7 2 completion of the transfer in accordance with the preceding paragraphs of this Article 9 7 will be conditional upon all such Sale Shares being so allocated

9 8 If the Company shall not within the said time limits find purchasers for all of the Sale Shares or if through no default of the Retiring Shareholder the purchase of any of the Sale Shares is not completed within the time period specified in Article 9 3 and (if applicable) Article 9 7, the Company shall promptly give notice in writing thereof to the Retiring Shareholder who shall be at liberty at any time within two months after the date of such notice to transfer such Sale Shares for which purchasers have not

been found or in respect of which the sale was not completed as aforesaid to any person he may wish provided that

9 8 1 the proposed purchaser is approved by the Board (who shall be entitled to withhold such approval without giving any reason),

9.8 2 such sale is completed at the Price or any higher or (subject as provided below) lower price and that otherwise the terms of payment of the purchase price are no more favourable to the purchaser than those offered to the Shareholders or other persons hereunder;

9 8 3 no Sale Shares shall be sold at a lower price than the Price without the Retiring Shareholder first serving a further Sale Notice upon the Company specifying such lower price as the price at which such Sale Shares are offered and all the provisions of this Article 9 shall mutatis mutandis apply in respect of such further Sale Notice save that the Price shall be such lower price,

9 8 4 if the Sale Notice states that the Retiring Shareholder is not willing to transfer part only of the Sale Shares he shall not be entitled to sell part only of such Shares hereunder, and

9 8 5 the Directors may call for such evidence as they shall reasonably request in order to satisfy themselves that the consideration for any sale hereunder is as stated in the transfer without any rebate, allowance or deduction to the purchaser and if not so satisfied they may refuse to register a transfer hereunder

9 9 If any Shareholder shall fail or refuse to transfer any Shares which he shall have become bound to transfer in accordance with the provisions of these Articles, the Directors may authorise some person to execute and deliver on his behalf a transfer or transfers of such Shares to the purchaser or purchasers and the Company may give a good receipt for the purchase price of such Shares and may register the purchaser or purchasers as holders thereof and issue to them certificates for the same whereupon the purchaser or purchasers shall become indefeasibly entitled thereto The Shareholder shall in such case be bound to deliver up his certificate for the Shares to the Company whereupon the Shareholder shall be entitled to receive the purchase price which shall in the meantime be held by the Company on trust for the Shareholder but without interest. If such certificate shall comprise any Shares which

the Shareholder has not become bound to transfer as aforesaid, the Company shall issue to the Retiring Shareholder a balance certificate for such Shares

9.10 Loan Notes

Where the Retiring Shareholder is also the holder of Loan Notes, a transfer of Equity Shares will only be permitted if at the same time such Retiring Shareholder transfers to the relevant transferee(s) such proportion of the Loan Notes then held by such Retiring Shareholder as the aggregate number of Equity Shares which he proposes to transfer bear to the aggregate number of Equity Shares then held by him

10. COMPULSORY TRANSFERS AND TRANSFERS ON DEATH OR BANKRUPTCY

10 1 If an employee or director or consultant of any member of the Group or any member of the Towergate Group (**"Relevant Individual"**) ceases, for any reason (including death), to be a Relevant Individual and is not otherwise continuing as a Relevant Individual (the date of such cessation being the **"Cessation Date"**) and

10.1 1 the Relevant Individual is a holder of any Equity Shares (whether solely or jointly with any other person), and/or

10 1 2 the Relevant Individual has established a Family Trust which holds any Equity Shares, and/or

10 1 3 any holder of Shares holds any Equity Shares as the nominee of such Relevant Individual, and/or

10.1 4 any Equity Shares are held by a Privileged Relation of such Relevant Individual, and/or

10 1 5 any Equity Shares are held by a company any part of the issued share capital of which is beneficially owned by such Relevant Individual and/or a Privileged Relation and/or the trustees of a Family Trust of the Relevant Individual (as the case may be),

there shall, unless the Board determines otherwise within three months of the Cessation Date, be deemed (in accordance with Article 10 2) to have been served a Sale Notice by each of the holders of the Equity Shares referred to in this Article 10 1 (or their PRs in the case of their death) or the Trustee in Bankruptcy in the case of

their bankruptcy (**"Compulsory Vendors"**) in respect of all their respective holdings of Equity Shares (howsoever acquired) and any other Equity Shares to which he is or they are or may become entitled whether as a result of his or their holding of Equity Shares or otherwise (all of which Shares shall together constitute the Sale Shares for the purposes of Article 9)

10 2 A Sale Notice deemed to have been given under Article 10 1 shall be deemed to have been given three months after the Cessation Date (**"Deemed Notice Date"**)

10 3 The price for the Sale Shares shall be as follows

10 3 1 if the Relevant Individual is a Bad Leaver, the lower of

10 3 1.1 the Acquisition Price, and

10 3 1 2 the Fair Price,

10 3 2 if the Relevant Individual is a Good Leaver, the price shall be the higher of

10 3 2.1 the Acquisition Price, and

10 3 2 2 the Fair Price, and

10 3 3 if the Relevant Individual is an Other Leaver

10 3 3.1 in respect of the relevant percentage (as defined below) of the Sale Shares, the price shall be the lower of

(a) the Acquisition Price, and

(b) the Fair Price, and

10 3 3 2 in respect of the remaining percentage of the Sale Shares, the price shall be the higher of

(a) the Acquisition Price, and

(b) the Fair Price

The "relevant percentage" and "remaining percentage" for the purpose of this Article 10 3 3 shall be determined in accordance with the date of cessation of

the employment or directorship or consultancy of the Relevant Individual as set out below

A	B	C
Date of Cessation of Employment or Directorship or Consultancy	**relevant percentage**	**remaining percentage**
Up to and including the first anniversary of the date upon which Shares to which Article 10 1 relate were first acquired	100%	0%
After the first anniversary of the date upon which the Shares to which Article 10 1 relate were first acquired up to and including the second anniversary of such date	75%	25%
After the second anniversary of the date upon which the Shares to which Article 10.1 relate were first acquired up to and including the third anniversary of such date	50%	50%
Thereafter	25%	75%

10 4 For the purposes of Article 10 3

10 4 1 **"Acquisition Price"** means the price paid for the Ordinary Shares upon issue (including any premium paid thereupon),

10 4 2 **"Bad Leaver"** means a Relevant Individual ceasing to be a Relevant Individual as a result of such person being summarily dismissed (including summary dismissal after the date of any notice of resignation served by such person (if any)),

10 4 3 **"Fair Price"** means the price per Sale Share as at the Cessation Date as agreed between the Compulsory Vendor(s) and the Directors or, in the absence of such agreement, the price as at such date certified in writing by the Valuer as being in its opinion the fair value of the Sale Shares as between a willing seller and a willing buyer provided that the Valuer, in determining the fair value of any such Shares shall (i) determine the sum which a willing buyer would offer to a willing seller for the whole of the issued share capital of the Company and (ii) divide the resultant figure by the number of issued Equity Shares and outstanding options or rights to acquire shares (assuming exercise in full), but so that there shall be no addition or subtraction of any premium or discount arising in relation to the size of the holding the Sale Shares or in relation to any restrictions on the transferability of the Sale Shares and provided further that the Valuer shall take into account any bona fide offer from any third party to purchase any of the Sale Shares,

10 4 4 **"Good Leaver"** means a Relevant Individual who ceases to be a Relevant Individual as a result of

10 4 4 1 his death; or

10 4 4 2 his resignation or dismissal either by reason of permanent incapacity or his reaching normal retirement age,

10 4 5 **"Other Leaver"** means a person who ceases to be a Relevant Individual and does not otherwise continue as a Relevant Individual but is not a Bad Leaver or a Good Leaver, and

10 4 6 **"Valuer"** means the Auditors (or in the event of their being unwilling or unable to act or, at the option of the Company, an independent firm of chartered accountants nominated by the President of the Institute of Chartered Accountants in England and Wales (or his equivalent from time to time) in each case acting as an expert and not as an arbiter)

10 5 The provisions of Article 10 1 shall lapse and cease to have any further force or effect immediately prior to but conditional upon the occurrence of a Listing or (in circumstances where the consideration payable for the Equity Shares shall be solely in cash) a Share Sale.

10.6 Without prejudice to the provisions of Article 10 1 (which, in the case of conflict shall override the provisions of this Article 10 6) in the event that any Shareholder is the subject of two or more Loan Note Subscription Defaults, there shall, unless the Board otherwise resolves within 25 Business Days of the last to occur of the Loan Note Subscription Defaults (**"Final Default Date"**), be deemed to be served by such Shareholder on the Final Default Date a Sale Notice in respect of all Equity Shares held and any other Equity Shares which he is or may become entitled as a result of his holding of Equity Shares (all of which Shares shall together constitute the Sale Shares for the purposes of Article 9) In the case of any Sale Notice deemed served pursuant to this Article 10 6, the price for the Sale Shares shall be the lower of the Acquisition Price and the Fair Price (in each case as defined in Article 10.4) and furthermore shall include an obligation for the intended transferee of the Shares to subscribe for any Loan Notes being the subject of any relevant outstanding Loan Note Subscription Defaults

10 7 The references to Ordinary Shares in Article 10 1 and 10 6 shall, for the avoidance of doubt, apply to any other Shares derived therefrom (whether by conversion, consolidation or sub-division or by way of rights or bonus issue)

10 8 All Shares being the subject of a deemed Sale Notice under this Article 10 shall be offered to the other Shareholders (other than the Compulsory Vendors and any other member who has served or who is deemed to have served a Sale Notice in respect of his entire holding of Shares which is still outstanding) in accordance with the provisions of Article 9, which shall apply mutatis mutandis except to the extent that such provisions of Article 9 are varied by the provisions of this Article 10 If a Sale Notice is deemed served in accordance with Articles 10 1 or 10 6, no further Sale Notice shall be issued in respect of such Shares during the process set out in Article 9

10.9 Unless the Board resolves otherwise in writing, any Shares held by

10 9 1 a Compulsory Vendor on the Cessation Date, or

10 9 2 a Shareholder immediately following any Loan Note Subscription Default,

and, in each case, any Shares issued to any Shareholder referred to in Articles 10 9 1 or 10 9 2 after the Cessation Date or date of the Loan Note Subscription Default (as the case may be) by virtue of the exercise of any right or option granted or arising by virtue of his holding of the Sale Shares, will cease to confer the right to be entitled to receive notice of, attend and vote at any general meeting of the Company, or any meeting of the holders of any class of Shares with effect from the Cessation Date or date of the Loan Note Subscription Default (or, where appropriate, the date of issue of such Shares, if later), and such Shares will not be counted in determining the total number of votes which may be cast at any such meeting, or for the purposes of a written resolution of any members or class of members The right will be restored immediately upon the Company registering a transfer of the Sale Shares in accordance with this Article 10

10 10 Without prejudice to the provisions of Article 10 1 and 10 6 (which, in the event of conflict, shall override the provisions of this Article), if a majority of the Directors so resolve they may at any time give notice to any PRs or Trustee in Bankruptcy requiring such person to elect to be registered himself/themselves and/or to give a Sale Notice (as defined in Article 9 1) in respect of the Shares to which he/they become entitled in consequence of the death or bankruptcy of any member and if such notice is not complied with within 10 Business Days from the date of such notice the Directors may authorise some person to execute and deliver a transfer of the shares concerned to some person appointed by the Directors as a nominee for the PRs or Trustee in Bankruptcy and the Company may give a good receipt for the purchase price of such Shares and may register the purchaser or purchasers as the holders thereof and issue to them certificates for the same whereupon the purchaser or purchasers shall become indefeasibly entitled thereto In any such case the PRs or Trustee in Bankruptcy shall be bound to deliver up the certificates for the Shares concerned to the Company whereupon they shall become entitled to receive the purchase price which shall in the meantime be held by the Company on trust for such person or persons but without interest

10 11 The provisions of Articles 10 3 and 10 4 shall mutatis mutandis apply to the calculation of the purchase price payable for the Sale Shares in the case of a Sale Notice given pursuant to Article 10 10 save that

10 11 1 references therein to **"Relevant Individual"** shall herein be to the "Shareholder from whom the PRs or Trustee in Bankruptcy derived their interest in the Sale Shares",

10 11 2 references therein to **"date of cessation of employment or directorship or consultancy"** shall herein be to the "date upon which the Sale Notice has been given", and

10 11 3 references in Column A of the table set out in Article 10 3 to **"the date upon which the Shares to which Article 10.1 relate were first acquired"** shall herein relate to "the date upon which the Relevant Individual first acquired the Sale Shares"

11. TRANSFER OF CONTROL

11 1 Notwithstanding any other provision of these Articles, no transfer of any Equity Shares which if made and registered would result in a Share Sale or any person or group of persons (who are not at such time a holder or holders of any Equity Shares) acting in concert (as defined by the City Code on Takeovers and Mergers) acquiring control of more than 30 per cent of the aggregate voting rights attaching to the Equity Shares shall be made or registered without the previous written consent of the holders of not less than 85 per cent of the Equity Shares unless

11 1 1 before the transfer is lodged for approval by the Directors for registration the proposed transferee has made an offer in accordance with this Article 11 (**"Qualifying Offer"**) to purchase all the Equity Shares at the Specified Price, and

11 1 2 before or at the same time as the transfer of the Equity Shares is approved by the Directors (subject to stamping) each such accepted Qualifying Offer is completed and the consideration thereunder paid except insofar as failure to complete is due to the fault of the offeree

11 2 A Qualifying Offer shall be in writing and shall be stipulated to be open for acceptance in the United Kingdom for at least 15 Business Days and in default of acceptance in writing within such time by an offeree shall be deemed to have been rejected by such offeree

11 3 For the purposes of this Article

11 3 1 **"Connected Person"** shall have the meaning as set out in section 839 of the Income and Corporation Taxes Act 1988 and persons will be regarded as "acting in concert" if they would be so regarded for the purposes of the City Code on Takeovers and Mergers,

11 3.2 **"Specified Price"** shall mean

(a) a price per share of not less than that offered or paid or agreed to be paid by the proposed transferee or any Connected Person with or any person acting in concert with such person for each Equity Share, or, if higher,

(b) if the proposed transferee or any Connected Person with or any person acting in concert with such person has acquired any Equity Shares during the preceding 12 months, the **"Specified Price"** shall mean a price of not less than the highest average price per Equity Share paid or agreed to be paid in respect of all such Shares so acquired during the preceding 12 months including the Equity Shares,

and in either case,

(c) shall include provision for redemption in full of all issued Loan Notes,

11 3 3 **"Transfer"** and **"transferee"** shall include respectively the renunciation of a renounceable letter of allotment and the renouncee under any such letter of allotment

11 3 4 In determining the price paid or agreed to be paid for a Share for the purposes of Articles 11 3 2(a) or 11 3 2(b) , there shall be included in each case an amount equal to the relevant proportion of any other consideration (in cash or otherwise) received or receivable by the seller of the relevant shares (or any Connected Person or person acting in concert with him) which (having regard to the substance of the transaction as a whole) can reasonably be regarded as forming part of the consideration for the relevant Shares

11 4 In the event of disagreement the calculation of the Specified Price shall be referred to an umpire (acting as expert and not as arbitrator) nominated by and acting at the joint expense of the parties concerned (or, in the event of disagreement as to nomination, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (or any successor body thereto) at the request of any of the parties concerned) whose decision shall be final and binding. In the absence of fraud such umpire shall be under no liability to any person by reason of his calculation or anything done or omitted to be done by him for the purposes thereof or in connection therewith The proposing transferor and any other Shareholder shall provide such umpire with whatever information the umpire reasonably requests for the purposes of the calculation

11 5 In the event that the holders of 51 per cent in nominal value of the Equity Shares shall accept a Qualifying Offer made on arm's-length terms by a bona fide purchaser each of the other holders of Equity Shares shall be required to accept the Qualifying Offer in respect of all the Shares held by him/it and if any such member shall refuse or fail to transfer any of the Equity Shares held by him/it in accordance with the provisions of this Article the Board may authorise some person to execute and deliver on his/its behalf a transfer or transfers of such Shares to the person or persons making the Qualifying Offer and the Company may give a good receipt for the purchase price for such Shares and may register the purchaser or purchasers as holders thereof and issue to them certificates for the same whereupon the purchaser or purchasers shall become indefeasibly entitled thereto The transferor shall in each case be bound to deliver up his certificate for all of his Shares to the Company whereupon the transferor shall be entitled to receive the purchase price which shall in the meantime be held by the Company on trust for the transferor.

12. PROCEEDINGS AT GENERAL MEETINGS

12 1 If under regulation 41 of Table A a meeting is adjourned because a quorum is not present and at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholders present shall form a quorum and regulations 40 and 41 of Table A shall be modified accordingly

12 2 A poll may be demanded by the chairman or by any member present in person or by proxy and entitled to vote at the meeting and regulation 46 of Table A shall be modified accordingly

12 3 Regulation 53 of Table A shall be modified by the addition at the end of the following sentence "If such a resolution in writing is described as a special resolution or as an extraordinary resolution or as an elective resolution, it shall have effect accordingly."

12 4 Regulation 59 of Table A shall be modified by the addition at the end of the following sentence "Deposit of an instrument of proxy shall not preclude a member from attending and voting at the meeting or at any adjournment thereof "

12 5 Regulation 62 of Table A shall be modified by the deletion in paragraph (a) of the words "deposited at" and by the substitution for them of the words "left at or sent by post or by facsimile transmission to" and by the insertion at the end of the regulation after the word "invalid" of the words "unless a majority of the Directors resolve otherwise"

13. DIRECTORS

13 1 Unless and until otherwise determined by ordinary resolution of the Company, the number of the Directors shall be not less than two There shall be no maximum number

13 2 No person shall be disqualified from being appointed a Director and no Director shall be required to vacate that office by reason only of the fact that he has attained the age of 70 years or any other age nor shall it be necessary to give special notice under the Act of any resolution appointing, re-appointing or approving the appointment of a Director by reason of his age but where the Board convenes any general meeting of the Company at which (to the knowledge of the Board) a Director will be proposed for election or re-election who has at the date of such meeting attained the age of 70 years the Board shall give notice of his having attained such age in the notice convening the meeting or in any document sent therewith but the accidental omission to give such notice shall not invalidate any proceedings at that meeting or any election or re-election of such Director thereat

13 3 Regulation 68 of Table A shall be modified by the addition at the end of the following sentence "Any such notice may be left at or sent by post or facsimile transmission to the office or such other place as may be designated for the purpose by the Directors "

13 4 A Director shall not retire by rotation and a Director appointed to fill a vacancy or as an addition to the Board shall not retire from office at the annual general meeting next

following his appointment Regulations 78 and 79 of Table A shall be modified accordingly

13 5 The office of Director shall be vacated if the Director in the reasonable opinion of all his co-Directors becomes incapable by reason of mental disorder of discharging his duties as Director, and regulation 81 of Table A shall be modified accordingly.

13 6 The holders of not less than one half in nominal value of the Shares giving the right to attend and vote at general meetings of the Company may, at any time and from time to time, remove any Director from office or appoint any person to be a Director. Such removal or appointment shall be effected by notice to the Company signed by or on behalf of such holder or holders (which notice may consist of several documents in the like form each signed by or on behalf of one or more holders) and left at or sent by post or facsimile transmission to the office or such other place designated by the Directors for the purpose Such removal or appointment shall take effect immediately upon receipt of the notice or on such later date (if any) as may be specified in the notice This Article 13 6 is not to be taken as depriving a person removed under it of compensation or damages payable to him in respect of the termination of his appointment as Director or of any appointment terminating with that as Director

14. DELEGATION OF DIRECTORS POWERS

Regulation 72 is modified by the addition at the end of the Regulation of the following sentence "Where a provision of these articles refers to the exercise of a power, authority or discretion by the Directors and that power, authority or discretion has been delegated by the Directors to a committee, the provision must be construed as permitting the exercise of the power, authority or discretion by the committee "

15. BORROWING POWERS

The Directors may exercise all the powers of the Company (whether express or implied) to borrow and/or secure the payment of money, to guarantee the payment of money, the fulfilment of obligations and the performance of contracts and to mortgage or charge the property, assets and uncalled capital of the Company, and (subject to section 80 of the Act) to issue debentures, debenture stock and all other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party

16. PROCEEDINGS OF DIRECTORS

16 1 The quorum necessary for the transaction of business at any meeting of the Directors shall be two

16 2 Any Director enabled to participate in the proceedings of a meeting by means of a communication device (including a telephone) which allows all the other Directors present at such meeting (whether in person or by his alternate or by means of such type of communication device) to hear at all times such Director and such Director to hear at all times all other Directors present at such meeting (whether in person or by proxy or by means of such type of communication device) shall be deemed to be present at such meeting and shall be counted when reckoning a quorum

16 3 A Director who is in any way whether directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of his interest at a meeting of the Directors in accordance with section 317 of the Act. Subject to such disclosure as aforesaid, a Director may vote in respect of any contract or proposed contract or arrangement in which he is interested and if he does so vote his vote shall be counted and he may be counted in ascertaining whether a quorum is present at any meeting at which such contract or proposed contract or arrangement shall come before the Directors for consideration and may retain for his own absolute use and benefit all profits and advantages accruing to him therefrom

For the purposes of this Article 16 3

16 3 1 a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent specified, and

16 3 2 an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his

17. INDEMNITIES

Subject to the provisions of the Act but without prejudice to any indemnity to which he may otherwise be entitled, every Director, alternate director, secretary and other officer or

employee for the time being of the Company shall be indemnified out of the assets of the Company against any liability sustained or incurred by him in defending any proceedings whether civil or criminal relating to his conduct as an officer or employee of the Company in which judgment is given in his favour or in which he is acquitted or in connection with any application under section 144 or section 727 of the Act in which relief is granted to him by the court